Exhibit 14(e)

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of MidCap Financial Investment Corporation of our report dated May 19, 2022 relating to the Merx Aviation Finance, LLC financial statements, which appears in MidCap Financial Investment Corporation’s Transition Report on Form 10-KT for the transition period from April 1, 2022 to December 31, 2022. We also consent to the reference to us under the heading “Independent Accountants” in such Registration Statement.

/s/ PricewaterhouseCoopers

Dublin, Ireland

November 17, 2023